UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 4, 2008

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 S. First Avenue
Walla Walla, Washington  99362
(Address of principal executive offices and zip code)

(509) 527-3636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
      CFR 240.13e-4(c))

Item 8.01 Other Events.

Banner Corporation announced that it had received preliminary approval from the U.S. Treasury to purchase $124 million of its senior preferred stock and related warrants to purchase up to $18.6 million of its common stock, subject to the completion of the formal agreements. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated into this Item 8.01 by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits

                                    99.1                   Press release dated November 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: November 4, 2008	By:/s/Lloyd Baker
Lloyd Baker
Executive Vice President and
Chief Financial Officer

Exhibit  99.1

Press Release dated November 4, 2008

Contact: D. Michael Jones, President and CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Receives a $124 Million Commitment from the U.S. Treasury’s Capital
Purchase Program

Walla Walla, WA – November 4, 2008 – Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced that it has received preliminary approval to participate in the U.S. Treasury Department’s Capital Purchase Program.  As a participant, Banner plans to issue $124 million in senior preferred stock, with related warrants to purchase up to $18.6 million in common stock, to the U.S. Treasury.  The anticipated sale of the preferred stock and warrants is expected to close in approximately 30 days and is contingent upon completion of standard closing documents and subsequent registration with the Securities and Exchange Commission.

“We appreciate and support the efforts of the U.S. Treasury Department to stabilize financial markets and increase the flow of credit to deserving borrowers,” said D. Michael Jones, President and CEO.  “We are pleased that we have been selected to participate in this voluntary program, which will allow us to be a party to those actions and is an important recognition of the strength and financial health of Banner.  The additional capital will enhance our capacity to support the communities we serve through expanded lending activities and economic development.  This capital will also add flexibility in considering strategic opportunities that likely will be available to us as the financial services industry continues to consolidate.  We believe that participation in this program should be beneficial for the employees, customers and shareholders of Banner Corporation.”

At September 30, 2008, Banner Corporation, Banner Bank and Islanders Bank were each “well-capitalized” under all regulatory guidelines.  At that date, Banner Corporation’s Tier 1 Leverage Capital Ratio was 8.86% and its Total Risk Based Capital Ratio was 11.00%.  The addition of new capital through the Treasury program will increase Banner Corporation’s Tier 1 Leverage Capital Ratio to approximately 11.25% and Total Risk Based Capital Ratio to approximately 13.90%.

The preferred stock will pay a 5% dividend for the first five years, after which the rate will increase to 9% if the preferred shares are not redeemed by the Company.  The terms and conditions of the transaction and the preferred stock will conform to those provided by the U.S. Treasury.  A summary of the Capital Purchase Program can be found on the Treasury’s web site at www.ustreas.gov/initiatives/eesa.

About Banner Corporation

Banner Corporation is a $4.7 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions and other risks detailed in Banner’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Q for quarter ended June 30, 2008.  Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.